UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
Preliminary Proxy Statement  ☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))  ☐
Definitive Proxy Statement ☐
Definitive Additional Materials  ☒
Soliciting Material under §240.14a-12  ☐
Mativ Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required. ☒
Fee paid previously with preliminary materials.  ☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.  ☐

MATIV HOLDINGS, INC.

SUPPLEMENT TO THE PROXY STATEMENT DATED MARCH 14, 2024

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 24, 2024

The following information supplements and amends the definitive proxy statement on Schedule 14A of Mativ Holdings, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2024 (the “Proxy Statement”) in connection with the solicitation of proxies by the Company for the Annual Meeting of Stockholders to be held on April 24, 2024 (the “2024 Annual Meeting”).

The Proxy Statement includes a proposal (Proposal Four) to approve the Mativ Holdings, Inc. 2024 Equity and Incentive Plan (the “2024 Plan”). The sole purpose of this supplement is to provide additional information regarding outstanding equity awards under the Schweitzer-Mauduit International, Inc. 2015 Long-Term Incentive Plan, which will be replaced by the 2024 Plan if the 2024 Plan is approved by our stockholders at the 2024 Annual Meeting.

This supplement should be read in conjunction with the Proxy Statement. Except as described above, this supplement does not amend, supplement or otherwise affect the Proxy Statement.

Information on Equity Compensation Plans as of March 1, 2024

The information included in our Proxy Statement is updated by the following information regarding all existing equity compensation plans as of March 1, 2024:

Total shares underlying outstanding stock options and stock appreciation rights (Appreciation Awards)(1)	393,136
Total number of full value awards outstanding (includes restricted stock, restricted stock units (RSUs) and performance share units (PSUs))(2)	0
Total number of shares remaining available for future grant under the 2015 Plan(3)	0
Total number of shares of common stock outstanding as of the record date	54,300,282

(1)
Our Appreciation Awards outstanding as of March 1, 2024 had a weighted-average exercise price of $77.58 and a weighted-average remaining term of 2.8 years. The total number of Appreciation Awards outstanding as of March 1, 2024 includes both stock appreciation rights and stock options granted by legacy Neenah.

(2)	No full-value awards were outstanding as of March 1, 2024, because we intend to cash-settle all RSUs and PSUs outstanding.

(3)
The number of shares remaining available for future grant under the 2015 Plan reflects our intention to cash-settle all RSUs and PSUs outstanding. The 2015 Plan was our only active equity compensation plan as of March 1, 2024.